EXHIBIT 10.38(a)
SECOND AMENDMENT TO AMENDED AND RESTATED
BUSINESS LOAN AND SECURITY AGREEMENT
     This Second Amendment to Amended and Restated Business Loan and Security Agreement (the “Second Amendment” or “Amendment”) is made as of July 26, 2007, between PREFERRED BANK, a California banking corporation (“Lender”), and SYNTAX-BRILLIAN CORPORATION, a Delaware corporation (“SBC”), SYNTAX GROUPS CORPORATION, a California corporation (“SGC”) and SYNTAX CORPORATION, a Nevada corporation, formerly known as Syntax Groups Nevada, Inc. (“SC”) (SBC, SGC and SC are individually and collectively referred to herein as the “Borrower”).
RECITALS
     A. Borrower and Lender entered into that certain Amended and Restated Business Loan and Security Agreement dated as of December 13, 2006, as amended by a First Amendment dated as of February 21, 2007 (the “Agreement”).
     B. Borrower and Lender desire to further amend certain terms and provisions of the Agreement.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
     1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.
     2. Amendments.
          2.1 The following definitions set forth in Section 1.1 of the Agreement are amended and restated in their entirety to read as follows:
     “Borrowing Base” means the sum of: (a) 80% of the Factor Payments Due, plus (b) 65% of Eligible Accounts, plus (c) the lesser of (i) 45% of the value of Eligible Inventory and (ii) $29,250,000.00.
     “Maturity Date” means December 5, 2008.
     “Maximum Credit Amount” means Seventy Five Million Dollars ($75,000,000.00), subject, however to (i) restrictions set forth in Section 2.4 and the other provisions of this Agreement, and (ii) the Maximum Credit Amount being increased to One Hundred Million Dollars ($100,000,000.00) at such time, if any, as the Credit Facility Increase Event (as defined in Section 2.1(d) (iv)) occurs.

     “Note” means that certain Fifth Amended and Restated Promissory Note Variable Rate dated July 26, 2007, in the principal sum of Seventy Five Million Dollars ($75,000,000).
          2.2 Section 2.1 of the Agreement is amended and restated in its entirety to read as follows:
“2.1. Credit Facility. As long as no Event of Default has occurred and subject to the provisions of Section 2.4, Lender will provide to Borrower a revolving line of credit (“Credit Facility”) in the maximum principal amount outstanding at any one time not to exceed the lesser of (i) the Maximum Credit Limit or (ii) the Borrowing Base (the “Commitment”), which shall be evidenced by the Note (together with all amendments, renewals, extensions, substitutions and replacements thereof). The Credit Facility shall be utilized as follows:
     (a) Letters of Credit. Lender shall issue Commercial Letters of Credit, and Usance Letters of Credit for the account of Borrower, in accordance with Section 3 of this Agreement, provided that the aggregate amount thereof outstanding at any one time shall not exceed Ten Million Dollars ($10,000,000.00).
     (b) Drawings. To the extent of availability of Advances under Section 2,1(c), Lender shall make Advances to Borrower, in accordance with Section 3.2 of this Agreement, to repay Drawings under any Letter of Credit. Each such Advance pursuant to this Section 2.1(b) shall be applied by Lender to repay Lender for Drawings under any Letter of Credit issued pursuant to this Section 2.1. In the event Advances are not available (or are not available in sufficient amount) for any reason under Section 2.1(c) to repay in full any Drawing within five (5) days after the date of such Drawing, Borrower shall repay, from Borrower’s own funds, within five (5) days after the date of such Drawing, the aggregate amount of each Drawing not repaid by such time with the proceeds of such Advances.
     (c) Working Capital Advances. Lender shall make Advances to Borrower, in accordance with Section 2.2 of this-Agreement for working capital purposes and, to the extent not prohibited hereunder, other general corporate purposes, provided that the aggregate amount thereof outstanding at any one time shall not exceed the lesser of (x) Sixty Five Million Dollars ($65,000,000.00) and (y) the Borrowing Base in effect at such time; provided, however, at the time that the Credit Facility Increase Event occurs, the aggregate amount of Advances for working capital purposes and other general corporate purposes shall not exceed the lesser of (1) Ninety Million Dollars ($90,000,000.00) and (2) the Borrowing Base in effect at such time. Borrower shall repay each working capital advance in accordance with the terms of this Agreement and the Note.

     (d) Maximum Advances.
     (i) Borrower agrees not to permit (and, notwithstanding any contrary provision of this Agreement or any other Loan Document, Lender shall have no obligation to fund an Advance or issue a Letter of Credit that would cause) the outstanding amounts of any Letters of Credit, including amounts drawn on Letters of Credit and not yet reimbursed, to exceed Ten Million Dollars ($10,000,000.00).
     (ii) Borrower agrees not to permit the amount of outstanding Advances under this Agreement at any time to exceed the lesser of (x) Sixty Five Million Dollars ($65,000,000.00) and (y) the Borrowing Base in effect at such time unless and until the Credit Facility Increase Event occurs, at which time Borrower shall not permit the amount of outstanding Advances under this Agreement to exceed at any time the lesser of (1) Ninety Million Dollars ($90,000,000.00) and (2) the Borrowing Base in effect at such time.
     (iii) If the Borrower exceeds any limit set forth in this Section 2.1, the Borrower will pay the excess to Lender within fifteen (15) days of demand from Lender (and, in the event of outstanding Letters of Credit in excess of any applicable limit, Borrower shall, within fifteen (15) days of demand from Lender, provide to Lender cash collateral in the amount of such excess on terms and conditions satisfactory to Lender in its sole discretion).”
     (iv) In the event Lender is able to obtain financial institutions satisfactory to Lender, in its sole discretion, that will purchase participation interests in an additional Twenty Five Million Dollars ($25,000,000.00) (“Additional Participations”) in the Credit Facility, then the Credit Facility shall be increased to One Hundred Million Dollars ($100,000,000.00) (“Credit Facility Increase Event”). At such time as the Credit Facility Increase Event occurs, Lender shall notify Borrower, in writing, and from the date indicated in the written notification, the Credit Facility shall be increased to One Hundred Million Dollars ($100,000,000.00), subject to the terms and conditions of this Agreement. Borrower acknowledges and agrees that Lender may not be able to sell Additional Participations, nor is Lender obligated to do so, and Borrower fully and knowingly assumes the risk that the Credit Facility Increase Event may not occur, and hereby releases and holds Lender harmless from any failure to do so. In the event the Credit Facility Increase Event occurs, Borrower shall execute any additional documentation that Lender may request to confirm the increase in the Credit Facility as provided herein, including, without limitation, an amendment to the Note.”
          2.3 In Section 2.4 of the Agreement, the amount “Twenty Five Million Dollars ($25,000,000.00)” is amended to read “Thirty Million Dollars ($30,000,000.00).”

          2.4 Section 10(i) of the Agreement is amended and restated in its entirety to read as follows:
     “(i) Borrower shall maintain, on a consolidated basis for SBC and its subsidiaries, (i) positive annual net income, and (ii) tangible net worth, as of June 30, 2007 (and as of the end of each fiscal year of Borrower thereafter), of not less than $150,000,000.00 (“tangible net worth” is defined as total assets minus the sum of (1) total liabilities and (2) net intangible assets).”
     3. Borrower’s Acknowledgment as to Obligations.
          3.1 Borrower, and each of them, acknowledge and confirm that as of July 20, 2007, the total principal amount owing to Lender under the Agreement is $49,276,098.00, plus accrued and unpaid interest thereon. Borrower, and each of them, acknowledge and agree that as of the effective date of this Agreement, the total amount available to Borrower as additional Advances under the Agreement shall be $62,096.00.
          3.2 Borrower, and each of them, specifically acknowledge and confirm that they do not have any valid offset or defense to their obligations, indebtedness and liability under the Loan Documents.
     4. Representations and Warranties. Borrower (and each of them) hereby represent and warrant to Lender that: (i) no default specified in the Agreement and no event which with notice or lapse of time or both would become such a default has occurred and is continuing and has not been previously waived, (ii) the representations and warranties of Borrower pursuant to the Agreement are true on and as of the date hereof as if made on and as of said date, (iii) the making and performance by Borrower of this Amendment have been duly authorized by all necessary action, and (iv) no consent, approval, authorization, permit or license is required in connection with the making or performance of the Agreement as amended hereby.
     5. Conditions. This Amendment will be effective when the Lender receives the following items, in form and content acceptable to the Lender.
          5.1 This Amendment duly executed by all parties hereto.
          5.2 The Note duly executed by Borrower.
          5.3 Lender shall have (i) entered into one or more Participation Agreements (or amendments thereto) with other lenders, and (ii) received payments under such Participation Agreements totaling $40,000,000.00.
          5.4 Payment to Lender of a Loan Management Fee of $125,000.00, which fee shall be fully earned and non-refundable on payment.
          5.5 Evidence that the execution, delivery and performance by each Borrower of this Amendment, the Note and each other document required hereunder, in each case as applicable, have been duly authorized.

          5.6 Payment of all out-of-pocket expenses, including attorneys’ fees, incurred by the Lender in connection with the preparation of this Amendment and all related documents.
     6. General Release.
     a. Borrower, and each of them, do hereby forever, finally, fully, unconditionally and completely release, relieve, acquit, remise and discharge Lender and its subsidiaries, affiliates, successors, predecessors and assigns, and past and present employees, officers, directors, agents, representatives, attorneys, accountants, and shareholders, each in its, his or her individual and representative capacities, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, liens, losses, costs and expenses (including, without limitation, attorneys’ fees), damages, injuries, suits, actions and causes of action of whatever kind or nature, whether known or unknown, suspected or unsuspected, contingent or fixed, at law or in equity, including, but not limited to, all claims, liabilities, demands, obligations, damages, actions and causes of action, of whatever kind or nature, whether known or unknown, suspected or unsuspected, contingent or fixed, at law or in equity, based on, arising out of, incidental to, appertaining to, in connection with or emanating from, in any way, the Loan, the Loan Documents or any other obligations of Borrower to Lender.
     b. Borrower, and each of them, acknowledge and agree that they have been informed by their attorneys and advisors of and that they are familiar with and hereby expressly waive, the provisions of section 1542 of the California Civil Code, and any similar statute, code, law or regulation of any State of the United States, or of the United States, to the fullest extent that it may waive such rights and benefits. Section 1542 provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
     c. Borrower, and each of them, acknowledge and agree that they are aware that they may hereafter discover claims presently unknown or unsuspected or facts in addition to or different from those which they now know or believe to be true, as to the matters released herein. Nevertheless, it is the intention of Borrower, and each of them, through this release, to fully, finally and forever release all such matters, and all claims related thereto, which do now exist, may exist or heretofore have existed. In furtherance of such intention, the releases herein given shall be and remain in effect as full and complete releases of such matters, notwithstanding the discovery or existence of any such additional or different claims or facts related thereto by any party hereto. In entering into this release, Borrower, and each of them, are not relying upon any statement, representation or promise of any other party hereto or any other person, except as expressly stated in this Agreement.

     d. Borrower, and each of them, assume the risk of any misrepresentation, concealment or mistake; and if Borrower, or any of them, should subsequently discover that any fact relied upon by any of them in entering into this Agreement is untrue or that any fact was concealed from said party or that an understanding of the facts or the law was incorrect, they shall not be entitled to set aside this Amendment or the releases provided for herein by reason thereof.
     e. Borrower, and each of them, represent and warrant that they are the sole and lawful owner of all right, title and interest in and to every claim and other matter which they release herein, and that they have not heretofore assigned or transferred, or purported to assign or transfer, to any person, any claims or other matters herein released. Borrower, and each of them, shall indemnify, defend and hold harmless Bank from and against all claims based upon or arising in connection with any prior assignment or purported assignment or transfer of any claims or matters released herein.
     7. Effect of Amendment. Except as provided in this Amendment, the Agreement shall remain in full force and effect and shall be performed by the parties hereto according to its terms and provisions.
     8. Miscellaneous.
          a. This Amendment shall be governed by and construed in accordance with the laws of the State of California.
          b. This Amendment may be executed in counterparts, each of which taken together shall constitute one instrument. This Amendment may be executed and delivered by facsimile and/or email, and they shall have the same force and effect as manually signed originals. Lender may require confirmation by a manually-signed original, but failure to request or deliver same shall not limit the effectiveness of any signature delivered by facsimile and/or email.
[Intentionally Left Blank]

     IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the date first above written.

PREFERRED BANK, a California corporation
By:	/s/ Phanglin Lin
Name:	Phanglin Lin
Title:	SVP

SYNTAX-BRILLIAN CORPORATION, a Delaware corporation
By:	/s/ Wayne Pratt
Name:	Wayne Pratt
Title:	EVP - CFO

SYNTAX GROUPS CORPORATION, a California corporation
By:	/s/ Wayne Pratt
Name:	Wayne Pratt
Title:	EVP - CFO

SYNTAX CORPORATION, a Nevada corporation
By:	/s/ Wayne Pratt
Name:	Wayne Pratt
Title:	EVP - CFO